Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") executed on November 01, 2007, by and between Renewable Fuel Corp, a Nevada corporation, (the "Company"), and William VanVliet ("Executive"). The Company desires to employ the services of Executive on the terms and subject to the conditions of this Agreement, and Executive desires to accept such employment.

In consideration of the terms and mutual covenants contained in this
Agreement, the Company and Executive agree as follows.

1.           Employment. The Company hereby engages the services of Executive as the President and Chief Executive Officer of the Company to perform those duties delegated by the Board of Directors of the Company (the "Board") and all other duties consistent with such description, and Executive hereby accepts such employment. During the term of this Agreement, Executive shall perform such additional or different duties and accept appointment to such additional or different positions of the Company as may be specified by the President or the Board, provided that such duties are consistent with his title. Executive shall perform his obligations to the Company pursuant to this Agreement under the direction of the Company, and Executive shall devote his full time and reasonable efforts to such performance.

2.           Term. This Agreement shall be effective as of November 01, 2007, (the "Effective Date") and shall continue for five (5) years thereafter, unless sooner terminated by either party as provided in Section 6 hereof. Thereafter, this Agreement shall be automatically renewed on a year-to-year basis after the expiration of the initial or any subsequent term of this Agreement unless terminated by either party as provided in Section 6 hereof.

3.           Compensation.

(a)           For services rendered pursuant to this Agreement, Executive shall receive, commencing on the Effective Date, a base salary ("Base Salary") of $120,000 per year. The base salary shall be reviewed by the Board annually and may be increased as determined by the Board. The Board's determination of salary will be based primarily on Executive's ability to meet, and to cause the Company to meet, annually established goals.  Notwithstanding Section 6 below, the Executive shall be entitled to receive the Base Salary, as adjusted by the Board, for a period of two (2) years from the date of termination of his employment with the Company for whatever reason.

(b)           Executive shall also receive a bonus consisting of shares (the “Share Bonus Compensation”) of the Company’s common stock equal to two percent (2%) of any transaction (an “Equity Transaction”) in which the Company issues stock, including but not limited to capital raising transactions or business combination transactions.  Such shares of the Company’s common stock shall be restricted, and shall be issued within five (5) business days of the closing of any such Equity Transaction.  Notwithstanding Section 6 below, the Executive shall be entitled to receive the Share Bonus Compensation for a period of two (2) years from the date of termination of his employment with the Company for whatever reason.

(c)           Executive shall also be entitled to receive options (the “Option Compensation”) to purchase shares of the Company’s common stock in an amount equal to 5% of each Equity Transaction, with an exercise price equal to the per share price determined in connection with the Equity Transaction.  The options shall vest fully upon grant, and shall be exercisable for a period of ten (10) years from the date of grant.  Notwithstanding Section 6 below, the Executive shall be entitled to receive the Option Compensation for a period of two (2) years from the date of termination of his employment with the Company for whatever reason.

(e)           Executive shall receive as commission (the “Commission Compensation”) an amount equal to two-tenths of one percent (0.002) of the Company’s revenues, based on collected revenues and calculated on a monthly basis, subject to refunds and adjustments as necessary.  Such Commission Compensation shall be payable on a monthly basis.  Notwithstanding Section 6 below, the Executive shall be entitled to receive the Commission Compensation, as determined by the Board, for a period of two (2) years from the date of termination of his employment with the Company for whatever reason.

(f)            In the event that the Company’s Corporate Sales Objectives, as determined by the Board and as adjusted from time to time, are met by the Company, Executive shall receive as a bonus (the “Sales Objectives Compensation”) equal to the sum of the amounts of the monthly Commission Compensation for the three months constituting the quarter for which the Corporate Sales Objectives are met.  Such Sales Objectives Compensation shall be payable on a quarterly basis as determined by the Board.  Notwithstanding Section 6 below, the Executive shall be entitled to receive the Sales Objective Compensation, as determined by the Board, for a period of two (2) years from the date of termination of his employment with the Company for whatever reason.

(g)           Executive may be granted options to purchase shares of the Company's common stock as determined from time to time by the Board or the Committee established pursuant to the Company's Stock Option Plan. Such options shall be subject to such other terms and conditions as may be determined by the Board or the Committee when and if such options are granted.

4.             Employment Benefits. The Company shall provide Executive vacation time, standard U.S. holidays, sick leave and fringe benefits, including but not limited to, participation in any educational seminars, pension, medical reimbursement and employee benefit plans that may be maintained by the Company from time to time as are made generally available to other senior management employees of the Company in accordance with Company policies. In addition, Executive shall receive the following:

(a)           A cellular telephone and reimbursed on a monthly basis.

(b)           100% of all medical expenses including but not limited to dental, and vision, for Executive and his spouse and children up to the age of 22, which shall include insurance premiums and deductible amounts.

(c)            Life insurance of $100,000 and disability insurance.

(d)           The Company shall obtain and maintain officer and director insurance as the Board determines.

(e)           The Company shall grant to Executive any and all standard and customary de minimis benefits granted to Company's salaried employees in general.

The Company will not reduce Executive's benefits without the consent of
Executive.

5.             Expenses. The Company will reimburse Executive for expenses which are incurred in connection with its business, including expenses for travel, lodging, meals, beverages, entertainment and other items on Executive's periodic presentation of an account of such expenses in accordance with policies established by the Company.

6.             Termination.  Executive's employment will terminate upon the first to occur of the following:

(a)           Termination by the Company for "cause," as determined by the Board. For the purposes of this Section 6(a), "cause" shall mean:

(i)             willful misfeasance or gross negligence in the performance of his duties hereunder after 30 days’ notice and after a 60 day period to cure such defect;

(ii)            willful engagement by Executive in dishonest or illegal conduct that is demonstrably injurious to the Company; or

(iii)           conviction of a felony.

Executive shall receive no notice of employment termination for cause in the case of (ii) and (iii) above. Immediately upon termination under Section 7(a), the Company shall have no further obligations to Executive under this Agreement,  except as set forth in Sections 3(a) through (f) (inclusive) above.

(b)           Termination by the Company in the event of Executive's disability. "Disability" will be deemed to exist if Executive has substantially failed to perform the essential functions of his duties hereunder for 180 consecutive days (notwithstanding reasonable accommodation by the Company) for reasons of mental or physical health. If the Company terminates Executive's employment for Disability, Executive shall receive the compensation due under Section 3 of this Agreement and Executive's benefits due under Section 4 or 5 of this Agreement for a period of two years following the date of such termination.

(c)            Executive's death. In the event of Executive's death, all of Company's obligations under this Agreement shall terminate immediately. Executive's estate shall receive compensation due under Section 3 of this Agreement and Executive's benefits due under Section 4 or 5 of this Agreement for a period of two years following the date of death, plus any additional insurance benefit provided by the benefits plan.

(d)           Resignation by Executive. In the event of Executive's resignation from the Company, all of Company's obligations under this Agreement shall terminate as of the date of such resignation.

(e)           Termination without Cause.  In the event that the Executive is terminated without Cause as defined above, the Executive shall be entitled to receive compensation equal to two years full salary and benefits, dating from the date of termination without cause for the period of two years following such date, together with any bonuses, options, or other compensation to which the Executive would otherwise be entitled, all for a period of two years following the date of such termination without cause.

7.             Agreement Not to Compete. In the event that this Agreement expires in accordance with its terms or is terminated for any reason, Executive covenants and agrees that, for a period of six months after his employment under this Agreement expires or is so terminated, he will not directly or indirectly (whether as employee, director, owner, 5% or greater shareholder, consultant, partner (limited or general) or otherwise) engage in or have any interest in, any business, that competes with the business of the Company in the United States.  Notwithstanding the foregoing, if the Executive’s employment is terminated for any reason other than his resignation, this section shall cease to apply to the Executive.

8.             Agreement Not to Solicit Employees, Customers, or Others. Executive covenants and agrees that, for a period of 6 months after this Agreement is terminated, he will not, directly or indirectly, (i) solicit, induce or hire away, or assist any third party in soliciting, diverting or hiring away, any employee of the Company, whether or not the employee's employment is pursuant to a written agreement and whether or not such employment is for a specified term or is at will, or (ii) induce or attempt to induce any customer, supplier, dealer, lender, licensee, consultant or other business relation of the Company to cease doing business with the Company.

9.             Ownership, Non-Disclosure and Non-Use of Confidential or Proprietary Information.

(a)            Executive covenants and agrees that while he is employed by the Company and for a period of six months after the termination of his employment, he will not, directly or indirectly,

(i)             give to any person not authorized by the Company to receive it or use it, except for the sole benefit of the Company, any of the Company's  proprietary data or information whether relating to products, ideas, designs, processes, research, marketing, customers, management know-how, or otherwise; or

(ii)            give to any person not authorized by the Company to receive it any specifications, reports, or technical information or the like owned by the  Company; or

(iii)           give to any person not authorized by the Company to receive it any information that is not generally known outside the Company or that is designated by the Company as limited, private, or confidential.

(b)           Executive covenants and agrees that he will keep himself informed of the Company's policies and procedures for safeguarding the Company property including proprietary data and information and will strictly comply therewith at all times. Executive will not, except when authorized by the Company, remove any Company property from the Company's premises. Executive will return to the Company immediately upon termination of his employment all Company property in his possession or control.

10.           Notice of Termination. Any termination of Executive's employment under this Agreement, except for termination for "cause" under Paragraph 7(a)(ii) and (iii) of this Agreement, shall be communicated by a written Notice of Termination (the "Notice") to the other party hereto, which Notice shall specify the particular termination provision in this Agreement relied upon by the terminating party and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under such provision. Any such Notice to the Company shall be delivered to the Company's president or personnel director at its principal place of business. Any such Notice to Executive shall be delivered personally to Executive or delivered to his residence address listed in the Company's personnel records.

11.           Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes any prior understandings, agreements or representations by or among the parties, whether written or oral, concerning the subject matter hereof in any way.

12.           Amendments; Waivers. This Agreement may not be amended except by a writing signed by both the Company and Executive. Any waiver by a party hereof of any right hereunder shall be effective only if evidenced by a signed writing, and only to the extent set forth in such writing.

13.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs and assigns, except that Executive may not assign any of his obligations hereunder without the prior written consent of the Company.

14.           Remedies. Each of the parties to this Agreement will be entitled to specifically enforce its rights under this Agreement, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled.

15.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

16.           Notices. Any notice to be given hereunder shall be in writing and shall be effective when personally delivered or sent to the other party by registered or certified mail, return receipt requested, or overnight courier, postage prepaid, or otherwise when received by the other party, at the address set forth at the end of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above to be effective as of the Effective Date.

RENEWABLE FUEL CORP.

 By:           /s/

Name:       Cho Nam Sang

Title:         Director
Address: 7251 West Lake Mead Boulevard Suite 300
Las Vegas, NV 89128

EXECUTIVE:

/s/ William Van Vliet
Name: William Van Vliet
Address:
13615 South Dixie Hwy #333
Miami Florida, 33176
United States of America